EXHIBIT 21.1

Vanguard Natural Resources, Inc.
SUBSIDIARIES OF THE REGISTRANT
as of December 31, 2018

	Place of		Percentage
Entity Name	Incorporation	Owner(s)	Ownership

Vanguard Natural Gas, LLC	Kentucky	Vanguard Natural Resources, Inc.	100%

VNR Holdings, LLC	Delaware	Vanguard Natural Gas, LLC	100%

Vanguard Operating, LLC	Delaware	Vanguard Natural Gas, LLC	100%

Eagle Rock Energy Acquisition Co. II, Inc.	Delaware	Vanguard Operating, LLC	100%

Eagle Rock Energy Upstream Development Company II, Inc.	Delaware	Eagle Rock Energy Acquisition Co. II, Inc.	100%

Eagle Rock Acquisition Partnership II, L.P.	Delaware	Vanguard Operating, LLC (1)	95%
		Eagle Rock Energy Upstream Development Company II, Inc. (1)	5%

Eagle Rock Energy Acquisition Co., Inc.	Delaware	Vanguard Operating, LLC	100%

Eagle Rock Energy Upstream Development Company, Inc.	Delaware	Eagle Rock Energy Acquisition Co., Inc.	100%

Eagle Rock Acquisition Partnership, L.P.	Delaware	Vanguard Operating, LLC (2)	95%
		Eagle Rock Energy Upstream Development Company, Inc. (2)	5%

Escambia Operating Co. LLC	Delaware	Vanguard Operating, LLC	100%

Escambia Asset Co. LLC	Delaware	Vanguard Operating, LLC	100%

(1) Vanguard Operating, LLC holds a 95% limited partner interest in Eagle Rock Acquisition Partnership II, L.P. Eagle Rock Upstream Development Company II, Inc. holds a 1% general partner interest and 4% limited partner interest in Eagle Rock Acquisition Partnership II, L.P.
(2) Vanguard Operating, LLC holds a 95% limited partner interest in Eagle Rock Acquisition Partnership, L.P. Eagle Rock Upstream Development Company, Inc. holds a 1% general partner interest and 4% limited partner interest in Eagle Rock Acquisition Partnership, L.P.